Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into in the City of Roseville, Minnesota, effective as of the 1st day of January, 2011, between Alan S. Law, D.D.S., Ph.D., ("Employee") and DENTAL SPECIALISTS OF MINNESOTA, PLLC, a Minnesota professional limited liability company (the "Practice").

W I TN E S S E T H:

WHEREAS, the purpose of the Practice is to provide specialty dentistry services to its patients through the services of registered and licensed dentists and Employee is a dentist licensed to practice in the State of Minnesota; and

WHEREAS, the Practice desires to employ the services of Employee, and Employee is willing to enter into a contract of employment under the terms and conditions stated hereafter, and such contract supersedes all previously existing employment agreements between the parties;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein and the mutual benefit to be gained by the performance hereof, it is hereby agreed:

1.)          Employment - The Practice hereby employs Employee to provide services as a dentist on behalf of the Practice, and Employee hereby accepts employment to provide such services upon the terms and conditions hereinafter set forth.

2.)           Term - This Agreement shall be for a period from January 1, 2011 through December 31, 2011 ("Original Term"), subject, however, to termination during such Original Term, as provided herein. This Agreement shall be renewed automatically for succeeding periods of one (1) year (each a "Renewal Term"), each on the same terms and conditions as contained herein.

3.)          Compensation - To generate the highest degree of incentive, the Practice shall pay compensation to Employee to be computed in accordance with the terms and conditions of that certain Professional Employee Compensation Plan adopted by the Board of Governors of the Practice effective January 1, 2011 (the "Compensation Plan"), as may be amended from time to time.

4.)          Illness, Accident, or Disability - In the event Employee is absent from work because of sickness or accident not resulting in Total Disability (as defined herein), this Agreement will continue in full force and effect without adjustment. In the event Employee becomes Totally Disabled, and such Total Disability continues for a period of six (6) consecutive months with Employee not being able to perform substantially all of the services for the Practice as provided hereunder, this Agreement shall, at the end of such six (6) month period, be automatically terminated. Following a Total Disability, the Practice, in its sole discretion, shall determine the extent Employee is able to work and the specific duties to be performed by Employee and the corresponding level of compensation to be paid to Employee for such services.

5.)          Duties and Responsibilities - Employee is engaged as a dentist to perform professional dental services on a Full Time basis. The precise services of Employee shall be assigned and directed by the Practice and may be extended or curtailed, from time to time, at the direction of the Practice, including, but not limited to, restricting access to patients if the Practice determines it is in its best interest to do so.

Regardless of whether Employee is elected an officer or governor, as a Professional Employee, Employee and the other Professional Employees shall have the following continuous duties: (a) mentoring non-Professional Employees of the Practice, including consulting with them about patients and cases and assisting them in their professional development; (b) serving on committees formed by the Board of Governors to manage various aspects of the Practice's operations; (c) supervise and direct the Practice's non-dentist staff; and (d) market and enhance the reputation and image of the Practice within the community.

During the Original Term or any Renewal Term of this Agreement, Employee agrees to devote Employee's Full Time and best efforts to the practice and affairs of the Practice and to perform such services and duties loyally to the Practice and as may from time to time be assigned to Employee by the Practice. It is agreed that Employee's services are not unique, and other dentists may be hired to perforn1 the same or similar services. Any undertaking to perform professional dental services for third parties shall be made by the Practice in its name, or by Employee as agent for the Practice. Employee shall not perform dental care services, dental/legal services or research activities individually or for any other person, firm or corporation, either as an employee of such other entity or as an independent contractor, without the prior written consent of the Board of Governors of the Practice. Employee shall not enter into any personal service contract, oral or written, wherein a person or agency other than the Practice has the right to designate the employee of the Practice who is to perform the services required thereby. Employee shall not enter into any contract whatsoever on behalf of the Practice, except as expressly authorized by the Board of Governors of the Practice.

Employee agrees to comply with the reasonable and general standards and policies of the Practice in every respect. Employee shall be subject to the supervision and direction of the Practice's Board of Governors as to all matters relating to the performance of Employee's services as a licensed dentist, including, but not limited to the following:

(a)	Decisions on the types of cases which shall be handled by the Practice;

(b)	Standards to be followed in employing and discharging team members;

(c)	Determination of salaries of employees;

(d)	Decisions on additional compensation for exceptional performance;

(e)	Decisions as to promotion of employees;

(f)	Work schedules and standards;

(g)	Vacation schedules;

(h)	Standards for use in billing for services rendered and submission of bills;

(i)	Determination of requirements for office space and necessary nonprofessional staff and facilities; and

(j)	Supervision of accounts, records and confidential records of patients.

6.)          Option to Reduce Work Schedule - Employee shall have the option to reduce Employee's clinical work schedule to no less than twenty-one (21) hours per week by giving the Practice at least twelve (12) months prior written notice of such reduction. The notice must contain the number of hours per week of the proposed work schedule that Employee desires to work.

7.)          Fees - Except as from time to time determined by the Practice's Board of Governors, all fees or funds resulting from or received by the Practice or Employee as payment for the performance of professional services or professional activities of any type by Employee shall accrue and belong to the Practice, and shall be subject to the control and management of the Practice's Board of Governors. To the extent Employee receives payment directly for any such services or activities, Employee hereby acknowledges and agrees that such amounts are the exclusive property of the Practice and further agrees to promptly pay such amounts to the Practice. All rights and income resulting from any and all inventions and other intellectual property of Employee are the sole property of Employee.

8.)          Working Facilities - The Practice shall furnish Employee with all gowns, instruments, equipment, supplies, office space, office help and such other items relating to Employee's employment as are determined useful and necessary by the Practice. Except as may otherwise be determined by the Practice, Employee shall maintain office space in Employee's home, it being understood that such office space will be maintained for the benefit of the Practice.

9.)          Indemnity and Malpractice Insurance - Employee shall hold harmless and indemnify the Practice, its successors and assigns, from and against any and all liabilities, costs, damages, expenses, and attorneys' fees resulting from or attributable to any and all acts and omissions of Employee giving rise to a Claim Adjustment (as set forth in the Compensation Plan); provided, however, that, to the extent that any such liabilities, costs, damages, expenses and attorneys' fees are compensated for by insurance purchased by the Practice, Employee shall not be required to reimburse the Practice or insurer for the same.

The Practice shall carry and pay the premiums on malpractice indemnity insurance providing coverage for both the Practice and Employee during the Original Term and each Renewal Term of Employee's employment, with such limits as shall be from time to time prescribed by the Practice's Board of Governors. If malpractice indemnity insurance is purchased which provides individual coverage for Employee on a "claims made" basis or in the form of a "reporting endorsement" (tail coverage) after termination of Employee's employment, Employee shall pay the premiums for such tail coverage; provided, however, that the Practice shall pay for such tail coverage upon the occurrence of any of the following events:

(a)	The death of Employee while employed hereunder; or

(b)	Employee's retirement from the practice of dentistry with the Practice due to Total Disability.

10.)         Expenses - The Practice shall pay membership license fees and dues for such professional societies as the Practice's Board of Governors shall from time to time determine. At the discretion of the Practice, Employee agrees to reimburse Practice for all prepaid dues and license fees incurred on behalf of Employee and existing on the date of termination of Employee's employment.

In addition, the Practice shall reimburse Employee, to the extent as may be determined by the Board of Governors from time to time, for the following expenses: travel expenses, expenses of conventions, meetings, and continuing education, entertainment expenses, and other miscellaneous professional expenses which are necessarily incurred by Employee in connection with the proper discharge of Employee's duties hereunder.

It is understood and agreed that Employee will expend funds on such education, promotion, and entertainment as will reasonably benefit the Practice.

11.)         Disallowed Expenses - In the event that any reimbursed expenses are disallowed in whole or in part as deductible expenses for federal income tax purposes, Employee shall reimburse the Practice for any tax, penalties, and interest plus any accounting or legal fees resulting therefrom, but shall not be responsible for payment back to the Practice of the actual disallowed amount. The Practice will notify Employee of such a disallowance and permit Employee or Employee's designated representative to take control of such a controversy. Employee may request that the Practice litigate the issue, provided that Employee reimburse the Practice for any and all costs and expenses in connection therewith. Employee's obligation arises hereunder to reimburse upon whichever occurs first: a final determination of liability, a settlement of such an issue, or a refusal of Employee to bear the expense with respect thereto. Employee's obligation, if any, to reimburse must be paid within three (3) months or at the Practice's option may be deducted from compensation due and payable to Employee.

12.)        Vacations - Employee shall be entitled to such annual vacations as may from time to time be determined by the Practice as part of a consistent vacation policy for all Professional Employees. The compensation to which Employee is entitled hereunder, as calculated in accordance with the terms and conditions of the Compensation Plan, shall be paid to Employee during the time of Employee's vacation.

13.)        Events of Termination - This Agreement shall terminate as follows:

(a)          By mutual written agreement of the parties;

(b)          Upon the death of Employee;

(c)          Upon one hundred and eighty (180) days' written notice by either party;

(d)          With Cause (other than breach of this Agreement), upon written notice to Employee by the Practice;

(e)          At the option of the non-breaching party, upon the expiration of ten (10) days following written notice to breaching party of a material breach of any provision in this Agreement and failure of such breaching party to cure;

(f)           Upon the insolvency or bankruptcy of the Practice;

(g)          Following a Total Disability, if Employee does not return to work on a Full Time basis (as more specifically set forth in Section 4 above); or

(h)          Upon Employee becoming required to sell Class B units of the Practice to the Practice pursuant to an agreement between Employee and the Practice.

14.)          Effect of Termination. Notwithstanding the termination of this Agreement, the parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to such termination. Such termination shall not affect any liability or other obligations which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of default. In the event this Agreement is terminated by the Practice upon one hundred and eighty (180) days' written notice to Employee, the Practice shall have the right, in its sole and absolute discretion, to (a) determine which duties and activities Employee will be permitted or required to do within such one hundred and eighty (180) day period, and/or (b) treat such termination as being effective on the first day after such written notice by paying Employee an amount equal to three months average compensation earned by Employee under Section 3 hereof, such average monthly compensation to be based on the prior six month period ( or lesser period if Employee has been employed by the Practice less than six months).

15.)          Records and Files - In the event of the termination of employment of Employee, possession of each corporate record and file, including such document and file of a patient, shall be retained by the Practice. However, Employee shall have the right at any time and from time to time after termination of Employee's employment, to inspect, and at Employee's own expense to have copies prepared of, all patient records owned by the Practice at the time of termination of employment relating to patients for whom Employee provided services, so long as such activities: (i) coupled with Employee's other actions do not breach Section 18 below; (ii) do not offend professional ethics; or (iii) do not violate the Practice's legal responsibilities and obligations under applicable state and federal laws, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 ("HIP AA") and regulations related thereto. If any patient advises the Practice in writing that he or she desires delivery of copies of records and files pertaining to him or her to Employee, such advice shall be complied with, to the extent possible, at such patient's expense. All copies to be provided hereunder shall be made at the offices of the Practice by personnel designated by the Practice.

16.)         Confidentiality - Employee may have access to Confidential Information which the Practice desires to protect at all times. Therefore:

(a)	Employee understands, acknowledges, and agrees that:

(1)	Confidential Information includes all types of information defined below;

(2)	Employee's duties may involve the use of Confidential Information;

(3)	Practice has expended substantial sums of money, time, and effort in developing such Confidential Information; and

(4)	Practice will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

(b)	In recognition of the foregoing, Employee agrees that:

(1)	Employee will not during or after employment with the Practice, directly or indirectly use or disclose any Confidential Information to any other person, clinic or company, or in any way use for Employee's benefit, or to the detriment of the Practice, any Confidential Information or knowledge obtained during the course of Employee's employment with the Practice, except as required in the conduct of the Practice's business or as authorized in writing by the Practice; and

(2)	All memoranda, notes, records, papers, and other documents, electronic and magnetic storage media, and all copies thereof relating to the Practice's operation of its business and all objects related thereto are and remain the property of the Practice; including, but not limited to, those developed, investigated, or considered by the Practice. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Practice's benefit, either during or after Employee's employment.

(3)	"Confidential Information" means any information not properly held in the public domain or compilation of such information possessed by the Practice that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public, including, but not limited to: (a) any information not generally known or readily ascertainable in the health care industry, regarding the Practice's research, marketing, servicing, contracts, business systems, and techniques; (b) financial information concerning the Practice and its patients, including, but not limited to, patient lists, information concerning accounts receivable of the patients and third party payors of the Practice; (c) quantity and type of services purchased by third party payors from the Practice; and (d) any information that the Practice may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the health care industry.

17.)         Covenant Not to Compete - Employee and the Practice agree that the Practice would be substantially harmed if Employee were to compete with the Practice following Employee's termination of employment with the Practice. Therefore, in consideration of the Practice securing similar covenants not to compete from all Professional Employees and as an inducement to the Practice for entering into this Agreement, Employee agrees as follows:

(a)           Following the termination of Employee's employment with the Practice for any reason, Employee agrees, for a period of two (2) years thereafter, not to directly or indirectly own, manage, control, or accept any employment, either as an employee or independent contractor, in any clinic, care center, or other organization or facility engaged in the rendering of dental services, in which Employee, or any of such entities, is engaged in the rendering of dental services, within seven (7) miles of any Practice location at which Employee was regularly providing dental services; and

(b)          During the Original Term and each Renewal Term of this Agreement, Employee shall not, directly or indirectly, own, manage, control, or accept any employment, either as an employee or independent contractor, in any clinic, care center, or other organization or facility engaged in the rendering of dental services in Minnesota or Wisconsin; provided, however, that ownership by Employee, as a passive investment, of less than five percent ( 5%) of the outstanding shares of capital stock of any company listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 18(b ); and

(c)         In addition, Employee agrees not to solicit employees of the Practice for employment or patients for a period of two (2) years following the date of termination of Employee's employment with the Practice; and

(d)         Employee hereby acknowledges that the provisions of this Section 18 are special, unique and extraordinary in character and that any damages to the Practice as a result of any violation of the provisions of this Section 18 cannot be adequately compensated by monetary damages. Employee hereby acknowledges that in the event of any violations of the provisions of this Section 18, the Practice, in addition to any and all of the rights and remedies available to it, shall be entitled to obtain specific performance and injunctive relief restraining Employee from committing or continuing any violation of this Section 18;and

(e)          Employee and the Practice acknowledge that all of the restrictions set forth in this Section 18 have been carefully considered and negotiated between the parties hereto. Specifically, Employee understands and acknowledges that a substantial number of the Practice's patients to whom the Employee will be rendering professional services, and with whom the Employee will be developing a professional relationship during the term of this Agreement, reside near the Practice's offices. The Practice and Employee also agree that if the Employee's employment with the Practice terminates, the Practice will spend a considerable amount of time and expense attracting other qualified dentists to serve its patients residing in such area. In light of these understandings and the other good and valuable consideration provided herein, the receipt of which is hereby acknowledged, the Practice and Employee agree that the covenant not to compete provisions provided in this Section 18 are reasonable, and will not unduly restrict the Employee's ability to find employment in the event of Employee's termination. The Practice and Employee further agree that if any provision of this Section 18 is held in a final judgment or determination in any court of law or administrative agency of competent jurisdiction to be overbroad or otherwise unenforceable in any respect, such overbroad or otherwise unenforceable provision shall be deemed to be amended, and shall be binding upon Employee to the maximum extent deemed reasonable and enforceable by such court or administrative agency; and

(f)           Employee and the Practice hereby agree and acknowledge that the provisions of Sections 11, 16, 17 and 18 shall survive termination of this Agreement.

18.)         Amendment; Waiver - Except as otherwise set forth in the Compensation Plan, this Agreement shall not be modified or amended except in writing signed by Employee and the Practice. No provision hereof may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision or a waiver of any subsequent breach of the same term or provision.

19.)         Assignment - The rights and financial benefits of Employee under this Agreement may be assigned with prior written consent of the Practice, but Employee may not assign Employee's responsibilities or obligations hereunder.

20.)         Notice - Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent by registered or certified mail to the residence of Employee or to the principal office of the Practice, whichever shall be applicable.

21.)        Applicable Law - This Agreement was executed in the State of Minnesota, and the Practice and Employee agree that all questions arising in connection with it shall be governed by the laws of the State of Minnesota, the Articles of Organization, Member Control Agreement and the Operating Agreement of the Practice as they may be amended from time to time.

22.)         Entire Agreement - This Agreement contains the entire agreement between the parties relating to its subject matter; there being no terms, provisions, conditions, covenants or agreements other than those contained herein.

23.)        Prior Agreements - All prior employment agreements between the parties are superseded by this Agreement.

24.)        Severability - No finding or adjudication that any provision of this Agreement is invalid or unenforceable shall affect the validity or enforceability of the remaining provisions herein, and this Agreement shall be construed as though such invalid or unenforceable portions were omitted.

25.)         Definitions - For purposes of this Agreement and the Compensation Plan, the following terms shall have the meanings hereinafter set forth below. Other capitalized terms used herein that are not defined below shall have such meanings as described in the Compensation Plan.

(a)           The term "Cause," for purposes of this Agreement, shall mean any of the following:

(1)	The revocation or suspension of Employee's license to practice dentistry in the State of Minnesota or any other state where employee is licensed;

(2)	The expulsion, suspension or disciplining of Employee as the final action of any professional or scientific organization for misconduct;

(3)	The resignation of Employee from any professional or scientific organization while under threat of disciplinary action for misconduct;

(4)	The inability of the Practice to obtain professional liability insurance covering Employee or the inability of the Practice to obtain such professional liability insurance covering Employee at rates comparable to those at which it is able to insure other Professional Employees.

(5)	A good faith determination by the Practice that Employee was dishonest or stole property of the Practice;

(6)	A good faith determination by the Practice of Employee's gross negligence in the execution of Employee's duties under this Agreement; or

(7)	Employee's commission of a crime or other act which would materially damage or is otherwise materially adverse to the reputation and interests of the Practice.

(b)          The term "Fiscal Year" shall mean the period from January 1 to December 31, or whatever other Fiscal Year the Practice may adopt from time to time; provided, however, in the event this Agreement terminates, the final Fiscal Year shall end as of such date of such termination.

(c)          The term "Full Time" shall mean maintaining a weekly clinical work schedule equal to or exceeding the threshold set by the Practice from time to time as applies to Employee; provided, however, that this shall not be construed as prohibiting Employee from exercising the option set forth in Section 6 hereinabove.

(d)          The term "Professional Employee" shall only refer to Employee and, as of the end of the Fiscal Year, all other employees of the Practice employed pursuant to a written employment agreement in which they are designated as a "Professional Employee."

(e)           The terms "Total Disability" and "Totally Disabled" shall mean the inability of Employee, through physical sickness or injury or mental illness or other medical cause, to perform Employee's Full Time duties herein for thirty (30) continuous days.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

EMPLOYEE:	PRACTICE:
DENTAL SPECIALISTS OF
MINNESOTA, PLLC

/s/ Alan S. Law, D.D.S., Ph.D.	By:	/s/ Alan S. Law, D.D.S., Ph.D.
Name: Alan S. Law, D.D.S., Ph.D.		Its: Chief Manager